Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-229285) on Form S-8 and the registration statement (No. 333-233691) on Form F-3 of our report dated April 26, 2022, with respect to the consolidated financial statements of Opera Limited.

/s/ KPMG AS

Oslo, Norway

April 26, 2022